Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 29, 2020 (except for Note 2 – “Mezzanine equity” and Note 25, as to which the date is July 21, 2020), with respect to the consolidated financial statements of Hygo Energy Transition Ltd. (formerly known as Golar Power Limited) for the years ended December 31, 2019 and 2018, included in the Registration Statement (Form F-1) and related Prospectus of Hygo Energy Transition Ltd. (formerly known as Golar Power Limited) for the registration of its common shares.

/s/ Ernst & Young LLP

London, United Kingdom
August 31, 2020